Delisting Determination, The Nasdaq Stock Market, LLC, May 23, 2025, Perception Capital Corp. III.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Perception Capital Corp. III effective at the opening of the trading session on June 13, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2.
The Company was notified of the Staff determination on July 23, 2024.
On July 29, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On August 29, 2024, the hearing was held. On September 16, 2024, the Panel reached a decision and a Decision letter was issued on September 17, 2024. On August 26, 2024, Staff issued an Additional Staff Delist Determination Letter. On December 5, 2024, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company securities were suspended on December 9, 2024. The Staff determination to delist the Company securities became final on January 21, 2025.